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                                                                  EXHIBIT (a)(4)



                          OFFER TO PURCHASE FOR CASH
                       61,145,475 SHARES OF COMMON STOCK
               (INCLUDING THE ASSOCIATED SERIES A PARTICIPATING
                  CUMULATIVE PREFERRED STOCK PURCHASE RIGHTS)

                                      OF

                                ITT CORPORATION

                                      BY

                                HLT CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF

                           HILTON HOTELS CORPORATION

                                      AT

                           $55 NET PER SHARE IN CASH


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 28, 1997, UNLESS THE OFFER IS EXTENDED.

                                                               January 31, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies And Other Nominees:

  We have been engaged by HLT Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Hilton Hotels Corporation, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase (i) 61,145,475 shares (the "Shares") of common stock, no par value per share, of ITT Corporation, a Nevada corporation (the "Company"), or such greater number of Shares which, when added to the number of Shares beneficially owned by the Purchaser and its affiliates, constitutes a majority of the total number of Shares outstanding on a fully diluted basis as of the Expiration Date (as defined in the Offer to Purchase) (the greater number of such Shares being the "Maximum Number"), and (ii) unless and until the Purchaser declares that the Rights Condition (as defined in the Offer to Purchase dated January 31, 1997 (the "Offer to Purchase")) is satisfied, the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 1, 1995, by and between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"). The Purchaser is tendering for 61,145,475 Shares at a purchase price of $55 per Share (including the associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

  Unless the Rights are redeemed prior to the Expiration Date, holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred, the Purchaser has waived that portion of the Rights Condition requiring that a Distribution Date not have occurred and Rights Certificates (as defined in the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in the Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred, the Purchaser has waived that portion of the Rights Condition requiring that a Distribution Date not have occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed
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delivery procedure described in Section 3 of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

  If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates (as defined in the Offer to Purchase) or, if applicable, Rights Certificates are not immediately available (including, if the Distribution Date has occurred and the Purchaser waives that portion of the Rights Condition requiring that a Distribution Date not have occurred, because Rights Certificates have not yet been distributed) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to a Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES, INCLUDING THE RIGHTS ASSOCIATED THEREWITH, WHICH WHEN ADDED TO THE NUMBER OF SHARES (AND RIGHTS) BENEFICIALLY OWNED BY PURCHASER AND ITS AFFILIATES CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Offer to Purchase;

    2. Letter of Transmittal to be used by holders of Shares and Rights in accepting the Offer and tendering Shares and Rights;

    3. A letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and Rights are not immediately available (including if certificates for Rights have not yet been distributed) or if time will not permit all required documents to reach the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. Return envelope addressed to the Depositary.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for the Maximum Number of Shares (and, if applicable, the Rights) which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares and Rights for payment pursuant to the Offer. Payment for Shares and Rights purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares, and, if applicable, certificates for the Rights or timely confirmation of a book-entry transfer of such Shares and Rights into the Depositary's account at The Depository
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Trust Company or Philadelphia Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and all other documents required by the Letter of Transmittal.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Depositary) in connection with the solicitation of tenders of Shares and Rights pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

  The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares and Rights to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 28, 1997, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares and Rights should be delivered or such Shares and Rights should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares and Rights wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 3 of the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager (as defined in the Offer to Purchase) or the Information Agent (as defined in the Offer to Purchase) at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

  Additional copies of the enclosed materials may be obtained from the undersigned, Donaldson, Lufkin & Jenrette Securities Corporation, by telephone 310-282-5063 (collect) or by calling the Information Agent, MacKenzie Partners, Inc., at (212) 929-5500 (collect), or Toll-Free 800-322-2885, or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PARENT, THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.